Exhibit 99.1

PRESS RELEASE

Valvoline Inc. Announces Nomination of Janet Wong and Chris Carr to its Board of Directors and Retirement of Board Members Mary Twinem and Vada Manager
Janet Wong and Chris Carr bring extensive financial and retail expertise to the Board

LEXINGTON, Ky., Nov. 19, 2025 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance, today announced that Janet S. Wong and Chris Carr have been nominated to stand for election to Valvoline Inc.’s Board of Directors at the Company’s 2026 Annual Meeting of Shareholders. The Board nominated Janet Wong and Chris Carr to succeed long-time directors, Mary J. Twinem and Vada O. Manager, who have shared their intention to retire from the Board as of the 2026 Annual Meeting. Janet Wong will replace Mary Twinem as the Audit Committee Chair after her election in January.
“We look forward to welcoming both Janet and Chris to Valvoline Inc.’s Board of Directors,” said Richard Freeland, Chairman of the Board. “Each brings decades of senior executive and board experience. Janet’s financial expertise and her background in advising high-growth companies will be invaluable as we continue to deliver sustainable network growth. Chris’s deep retail leadership experience will help guide us as we continue to elevate our industry-leading operational excellence.”
“On behalf of the Board of Directors, I would also like to express our sincere gratitude and thanks to Mary and Vada who have been exemplary board members during their nine years of service to Valvoline Inc. Since joining the Board at the Company’s IPO in 2016, Mary’s and Vada’s contributions to the Board have helped guide the Company’s strategic transformation to a pure-play retail services company. The Board is grateful for Mary’s leadership as Chair of the Audit Committee and Vada’s leadership as Chair of the Governance and Nominating Committee. We will miss Mary and Vada, and wish them the very best in retirement,” said Freeland.
Janet Wong is an experienced business executive, board director and SEC financial expert, and spent the majority of her career as a senior partner at KPMG. Her public accounting and business experience includes financial accounting, internal controls, risk management, cybersecurity and AI oversight, and M&A strategic planning. She currently serves on the board of directors for Lucid Group, Inc., a technology company focused on sustainable mobility and TWFG, Inc., a national independent distribution platform for personal and commercial insurance. In addition, she serves on the Board of Trustees for the Louisiana Tech University Foundation.
Chris Carr currently serves as the Chairman of the Board for outdoor retailer REI, and is also a board member for Hilton Worldwide Holdings Inc. and Equity Residential. Most recently, he served as Chief Operating Officer of Sweetgreen, a fast-casual restaurant chain. He also held various retail and supply chain leadership roles at Starbucks, serving as Executive Vice President, Chief Procurement Officer and Executive Vice President, Americas Licensed Stores. In addition, he is a Trustee for Howard University and the University of San Diego.
“Janet Wong and Chris Carr are excellent additions to our Board of Directors, and I look forward to partnering with them,” said Lori Flees, President and CEO of Valvoline Inc. “Their outstanding track records of driving growth and transformation will be an asset as Valvoline Inc. pursues our strategic priorities to drive the full potential of the core business, deliver sustainable network growth, and innovate to meet the changing needs of the customer and car parc.”

About Valvoline Inc.
Valvoline Inc. (NYSE: VVV) delivers quick, easy, trusted service at approximately 2,200 franchised and company-operated service centers across the United States and Canada. The Company completes more than 30 million services annually system-wide, from about 15-minute stay-in-your-car oil changes to a variety of manufacturer-recommended maintenance services such as wiper replacements and tire rotations. At Valvoline Inc., it all starts with our people, including the over 11,000 team members who are working to drive the full potential of our core business, deliver sustainable network growth and innovate to meet the evolving needs of our customers and the car parc. For more information, visit vioc.com.

FURTHER INFORMATION
Investor Inquiries
Elizabeth B. Clevinger
+1 (859) 357-3155
IR@valvoline.com

Media Inquiries
Angela Davied
+1 (913) 302-0032
media@valvoline.com